STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

July 9, 2019

Job Number: C20190709-0611
Reference Number: 00011378188-77
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20190291985-66	Amendment	1 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

Certified By: Clair Fry
Certificate Number: C20190709-0611

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190291985-66
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/09/2019 8:58 AM
	Entity Number C19892-1998

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Global Entertainment Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1. The name of the corporation shall be "CXJ Group Co., Limited"
Article 3. (a) Reverse Stock Split: Effective upon filing of this Certificate of Amendment, each 200 shares of common stock ("Common Stock") of the corporation issued and outstanding shall automatically be converted into one share of fully paid and non-assessable Common Stock of the corporation (the "Stock Split"). The Stock Split shall be effected on a certificate basis and all fractional shares shall be rounded up. The Stock Split shall not effect the shares of preferred stock of the corporation ("Preferred Stock").
(b) Article 3 Authorized Shares of Capital Stock shall be 500,000,000 shares, consisting of two classes, Common Stock, par value $0.001 per share, and Preferred Stock, par value $0.001 per share, with 490,000,000 and 10,000,000, shares respectively.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 95%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.